EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sandy Pfaff
415-819-7447
sandy@pfaffpr.com

BANK OF MARIN BANCORP REPORTS RECORD QUARTERLY EARNINGS OF $5.2 MILLION

NOVATO, CA, July 21, 2014 - Bank of Marin Bancorp, "Bancorp" (NASDAQ: BMRC), parent company of Bank of Marin, announced record earnings of $5.2 million in the second quarter of 2014, compared to $4.5 million in the first quarter of 2014 and $3.1 million in the second quarter of 2013. Diluted earnings per share totaled $0.86 in the second quarter, compared to $0.76 in the prior quarter and $0.55 in the same quarter a year ago. June 30, 2014 year-to-date earnings totaled $9.7 million compared to $7.9 million for the same period a year ago. Diluted earnings per share for the six-month period totaled $1.62 as compared to $1.44 for the same period in 2013.

“We are pleased to report record earnings this quarter, driven by new loan and core deposit growth across the franchise,” said Russell A. Colombo, President and Chief Executive Officer. “The Bank is built on a foundation of strong credit quality and a commitment to our long-term strategy as a relationship-driven, community bank.”

Bancorp also provided the following highlights on its operating and financial performance for the second quarter of 2014:

•
Loans grew to $1.3 billion, an increase of $60.5 million, or 4.7%, over March 31, 2014, and $247.0 million, or 22.6% over June 30, 2013. The increase in loans from a year ago reflects both acquired loans and organic growth. Credit quality improved with non-accrual loans representing 0.76% of total loans at June 30, 2014, down from 0.79% at March 31, 2014 and 1.69% a year ago. Net recoveries for the second quarter totaled $68 thousand, compared to net charge-offs of $142 thousand in the prior quarter and net charge-offs of $177 thousand in the same quarter a year ago.

•
Non-interest expense totaled $11.5 million in the second quarter of 2014, a decrease of $1.4 million, or 10.8%, compared to the prior quarter. The second quarter of 2104 reflects normalization of non-interest expense with significant drops in salaries and related benefits, data processing costs and professional services as the expenses of the merger with NorCal Community Bancorp (NorCal”), parent company of Bank of Alameda, were fully absorbed in the fourth quarter of 2013 and the first quarter of 2014.

•
Developments during the quarter included the relocation of our Sausalito branch, the third in the Bank’s strategy to reduce square footage as customers increasingly utilize online banking channels. Regarding key products, the Bank reinstated its floating home loan program as of July 1 and has been successful with Tenant in Common loans in the San Francisco market. After an extensive review, the Bank is discontinuing the small mortgage brokerage acquired from NorCal as the broker model is not consistent with Bank of Marin's underwriting philosophy. The financial impact is not material.

•
The total risk-based capital ratio for Bancorp was 13.5% at both June 30, 2014 and March 31, 2014, compared to 14.0% at June 30, 2013. The ratio declined as compared to the same quarter a year ago due to $10.6 million in goodwill and intangibles related to the NorCal acquisition, which are excluded from regulatory capital. The risk-based capital ratio continues to be well above regulatory requirements for a well-capitalized institution as well as new requirements that will take effect in 2015 (Basel Committee on Bank Supervision guidelines for determining regulatory capital). Tangible common equity to tangible assets totaled 9.9% at June 30, 2014, compared to 9.8% at the end of the prior quarter.

•
Quarterly return on assets (“ROA”) of 1.14% at June 30, 2014, increased from 1.01% at March 31, 2014 and 0.86% a year ago. Quarterly return on equity (“ROE”) totaled 10.96% at June 30, 2014, compared to 9.97% at March 31, 2014 and 7.72% at June 30, 2013. The increase in ROA and ROE in the current quarter was driven by record earnings.

•
On July 18, 2014, the Board of Directors declared a quarterly cash dividend of $0.20 per share, a $0.01 increase from prior quarter. The cash dividend is payable to shareholders of record at the close of business on August 1, 2014 and will be payable on August 8, 2014.

Loans and Credit Quality

Gross loans increased $60.5 million from the prior quarter, which was driven by an increase in commercial real estate and commercial and industrial loans. Loans increased $247.0 million from a year ago which reflects both loans acquired from NorCal and organic growth. Non-accrual loans decreased from $18.5 million a year ago to $10.1 million at June 30, 2014 and March 31, 2014. The decrease in non-accrual loans from June 30, 2013 primarily relates to $6.5 million in pay-offs and pay-downs associated with two borrowers. Accruing loans past due 30 to 89 days totaled $1.5 million at June 30, 2014, compared to $2.8 million at March 31, 2014 and $566 thousand a year ago.

The provision for loan losses of $600 thousand in the second quarter of 2014 relates to loan growth and compares to $150 thousand in the prior quarter and $1.1 million in the same quarter a year ago. The ratio of loan loss reserve to loans remained unchanged from March 31, 2014 at 1.11%. The decline compared to 1.32% at June 30, 2013 is primarily due to the loans acquired from Bank of Alameda marked down to fair value without allowances established.

Deposits

Deposits totaled $1.6 billion at both June 30, 2014 and March 31, 2014, an increase of $374 million compared to $1.2 billion at June 30, 2013. The increase in deposits from a year ago reflects the Bank's move into the East Bay market as well as organic growth in the Marin and Sonoma markets, with higher balances seen in all deposit categories except CDARS time deposits. Non-interest bearing deposits totaled $724 million at June 30, 2014, an increase of $23.4 million when compared to March 31, 2014, and represented 45.3% of total deposits as of June 30, 2014, up from 44.5% at the prior quarter-end and 40.7% at June 30, 2013.

Earnings

“Discipline around balance sheet and expense management contributed to the strong results for the quarter as did the absence of nonrecurring acquisition expenses” said Tani Girton, Chief Financial Officer. “The Bank’s stable net interest margin, improved efficiency ratio, and solid return on assets reflect our continued focus on those areas.”

Net interest income totaled $17.9 million in both the second quarter of 2014 and the prior quarter, compared to $14.3 million in the same quarter a year ago. The increase from the same quarter a year ago relates to higher balances on loans and investments, as well as accretion and gains on pay-offs of acquired loans. The tax-equivalent net interest margin was 4.23%, 4.25% and 4.30% for those respective periods. The decrease in the second quarter of 2014 compared to the same quarter a year ago primarily relates to the impact of the low interest rate environment on the loan portfolio and higher cash balances as a percentage of interest-earning assets, partially offset by the accretion and gains on pay-offs of acquired loans.

Summary of Charter Oak and NorCal acquisitions' impact on net interest margin:

	Three months ended
	June 30, 2014		March 31, 2014		June 30, 2013
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans	$187	4 bps	$180	4 bps	$156	5 bps
Accretion on non-PCI loans	$713	17 bps	$1,330	31 bps	$246	7 bps
Gains on pay-offs of PCI loans	$622	14 bps	$—	0 bps	$149	4 bps

	Six months ended

	June 30, 2014		June 30, 2013
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans	$367	4 bps	$392	6 bps
Accretion on non-PCI loans	$2,043	24 bps	$378	6 bps
Gains on pay-offs of PCI loans	$622	7 bps	$469	7 bps

For acquired loans not considered credit-impaired, the level of accretion varies due to maturities and early pay-offs of these loans. Accretion on PCI loans fluctuates based on changes in cash flows expected to be collected. Gains on pay-offs of PCI loans are recorded as interest income when the pay-off amounts exceed the recorded investment.

Non-interest income in the second quarter of 2014 totaled $2.4 million, compared to $2.2 million in the prior quarter and $1.9 million in the same quarter a year ago. The increase from the same quarter a year ago primarily relates to gains on the sale of investment securities, higher dividend income from the Federal Home Loan Bank of San Francisco and higher debit card interchange fees.

Non-interest expense totaled $11.5 million in the second quarter of 2014, compared to $12.8 million in the prior quarter and $10.4 million in the same quarter a year ago. Second quarter 2014 non-interest expense decreased $1.4 million, or 10.8%, compared to the prior quarter, primarily related to the absence of acquisition-related expenses and miscellaneous cost savings in the second quarter. The increase in non-interest expense from the same quarter a year ago reflects the higher cost base associated with a larger-sized Bank, expansion into the East Bay, and increased lending staff in the North Bay.

Earnings Call and Webcast Information

Bank of Marin Bancorp will webcast its second quarter earnings call on Monday, July 21, 2014 at 8:30 a.m. PT/ 11:30 a.m. ET. Investors will have the opportunity to listen to the conference call online through Bank of Marin’s web site at http://www.bankofmarin.com under “Latest Press and News.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Bank of Marin is a leading business and community bank in the San Francisco Bay Area, with assets of $1.8 billion. Founded in 1989 and headquartered in Novato, Bank of Marin is the sole subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). With 21 offices in San Francisco, Marin, Napa, Sonoma and Alameda counties, Bank of Marin provides business and personal banking, commercial lending, and wealth management services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and has been recognized as a Top 200 Community Bank by US Banker Magazine for the past five years. For more information, visit www.bankofmarin.com.

Forward Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, our ability to integrate the business of NorCal, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, expected future cash flows on acquired loans, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp's operations, pricing, products and services. These and other important factors, including the impact of the NorCal acquisition, are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
June 30, 2014

(dollars in thousands, except per share data; unaudited)

QUARTER-TO-DATE	June 30, 2014	March 31, 2014	June 30, 2013
NET INCOME	$5,168	$4,533	$3,055
DILUTED EARNINGS PER COMMON SHARE	$0.86	$0.76	$0.55
RETURN ON AVERAGE ASSETS (ROA)	1.14%	1.01%	0.86%
RETURN ON AVERAGE EQUITY (ROE)	10.96%	9.97%	7.72%
EFFICIENCY RATIO	56.60%	63.86%	64.12%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	4.23%	4.25%	4.30%
NET CHARGE-OFFS/(RECOVERIES)	$(68)	$142	$177
NET CHARGE-OFFS/(RECOVERIES) TO AVERAGE LOANS	(0.01)%	0.01%	0.02%

YEAR-TO-DATE
NET INCOME	$9,701	$7,921
DILUTED EARNINGS PER COMMON SHARE	$1.62	$1.44
RETURN ON AVERAGE ASSETS (ROA)	1.08%	1.12%
RETURN ON AVERAGE EQUITY (ROE)	10.47%	10.19%
EFFICIENCY RATIO	60.22%	60.67%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	4.24%	4.39%
NET CHARGE-OFFS/(RECOVERIES)	$75	$174
NET CHARGE-OFFS/(RECOVERIES) TO AVERAGE LOANS	0.01%	0.02%

AT PERIOD END
TOTAL ASSETS	$1,823,901	$1,797,852	$1,428,518

LOANS:
COMMERCIAL AND INDUSTRIAL	$194,402	$177,995	$170,443
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$233,267	$232,117	$206,191
COMMERCIAL INVESTOR-OWNED	$669,225	$640,843	$535,260
CONSTRUCTION	$40,197	$32,512	$27,728
HOME EQUITY	$106,201	$99,723	$90,296
OTHER RESIDENTIAL	$80,399	$78,772	$43,290
INSTALLMENT AND OTHER CONSUMER LOANS	$14,820	$16,028	$18,274
TOTAL LOANS	$1,338,511	$1,277,990	$1,091,482

NON-PERFORMING LOANS[2]:
COMMERCIAL AND INDUSTRIAL	$335	$154	$2,022
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$1,403	$1,403	$1,403
COMMERCIAL INVESTOR-OWNED	$2,618	$2,694	$6,024
CONSTRUCTION	$5,197	$4,813	$7,046
HOME EQUITY	$444	$228	$524
OTHER RESIDENTIAL	$—	$646	$1,148
INSTALLMENT AND OTHER CONSUMER LOANS	$152	$161	$321
TOTAL NON-ACCRUAL LOANS	$10,149	$10,099	$18,488

CLASSIFIED LOANS (GRADED SUBSTANDARD & DOUBTFUL)	$33,246	$34,285	$27,602
TOTAL ACCRUING LOANS 30-89 DAYS PAST DUE	$1,471	$2,809	$566
LOAN LOSS RESERVE TO LOANS	1.11%	1.11%	1.32%
LOAN LOSS RESERVE TO NON-ACCRUAL LOANS	1.47	x	1.41	x	0.78	x
NON-ACCRUAL LOANS TO TOTAL LOANS	0.76%	0.79%	1.69%
TEXAS RATIO[3]	5.43%	5.57%	10.82%

TOTAL DEPOSITS	$1,598,823	$1,576,340	$1,224,437
LOAN TO DEPOSIT RATIO	83.7%	81.1%	89.1%
STOCKHOLDERS' EQUITY	$190,906	$186,165	$158,359
BOOK VALUE PER SHARE	$32.29	$31.51	$29.10
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS[4]	9.9%	9.8%	11.1%
TOTAL RISK BASED CAPITAL RATIO-BANK[5]	13.0%	13.0%	13.7%
TOTAL RISK BASED CAPITAL RATIO-BANCORP[5]	13.5%	13.5%	14.0%
FULL TIME EQUIVALENT EMPLOYEES	263	277	243

[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.
[2] Excludes accruing troubled-debt restructured loans of $14.3 million, $14.5 million and $10.0 million at June 30, 2014, March 31, 2014 and June 30, 2013, respectively. Excludes purchased credit-impaired (PCI) loans with carrying values of $3.8 million, $5.8 million and $2.1 million that were accreting interest at June 30, 2014, March 30, 2014 and June 30, 2013, respectively. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status. Total PCI loans were $5.2 million, $7.2 million and $3.5 million at June 30, 2014, March 31, 2014 and June 30, 2013.

[3] (Non-performing assets + 90 day delinquent loans)/(tangible common equity + allowance for loan losses).
[4] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less goodwill and intangible assets of $10.6 million and $10.7 million at June 30, 2014 and March 31, 2014, respectively. Tangible assets excludes goodwill and intangible assets.

[5] Current period estimated.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
at June 30, 2014, March 31, 2013 and June 30, 2013

(in thousands, except share data; unaudited)	June 30, 2014	March 31, 2014	June 30, 2013
Assets
Cash and due from banks	$81,380	$91,567	$32,175
Investment securities
Held-to-maturity, at amortized cost	123,085	132,019	131,839
Available-for-sale (at fair value; amortized cost $214,627, $230,067 and $127,989 at June 30, 2014, March 31, 2014 and June 30, 2013, respectively)	215,873	230,337	129,562
Total investment securities	338,958	362,356	261,401
Loans, net of allowance for loan losses of $14,900, $14,232 and $14,357 at June 30, 2014, March 31, 2014 and June 30, 2013, respectively	1,323,611	1,263,758	1,077,125
Bank premises and equipment, net	9,296	9,036	9,178
Goodwill	6,436	6,436	—
Core deposit intangible	4,117	4,310	—
Interest receivable and other assets	60,103	60,389	48,639
Total assets	$1,823,901	$1,797,852	$1,428,518

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$724,975	$701,561	$498,572
Interest bearing
Transaction accounts	95,052	96,550	80,221
Savings accounts	121,890	119,361	95,317
Money market accounts	500,720	499,909	410,676
CDARS® time accounts	—	—	4,296
Other time accounts	156,186	158,959	135,355
Total deposits	1,598,823	1,576,340	1,224,437
Federal Home Loan Bank borrowings	15,000	15,000	32,200
Subordinated debentures	5,077	5,023	—
Interest payable and other liabilities	14,095	15,324	13,522
Total liabilities	1,632,995	1,611,687	1,270,159

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 15,000,000 shares; Issued and outstanding - 5,912,774, 5,906,881 and 5,442,628 at June 30, 2014, March 31, 2014 and June 30, 2013, respectively	81,219	81,049	60,312
Retained earnings	108,922	104,877	97,135
Accumulated other comprehensive income, net	765	239	912
Total stockholders' equity	190,906	186,165	158,359
Total liabilities and stockholders' equity	$1,823,901	$1,797,852	$1,428,518

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended			Six months ended
(in thousands, except per share amounts; unaudited)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Interest income
Interest and fees on loans	$16,363	$16,319	$13,366	$32,682	$27,001
Interest on investment securities
Securities of U.S. Government agencies	1,193	1,232	585	2,425	1,210
Obligations of state and political subdivisions	607	634	437	1,241	1,075
Corporate debt securities and other	256	268	339	524	663
Interest due from banks and other	37	51	3	88	11
Total interest income	18,456	18,504	14,730	36,960	29,960
Interest expense
Interest on interest bearing transaction accounts	26	23	12	49	23
Interest on savings accounts	11	11	8	22	16
Interest on money market accounts	131	158	95	289	194
Interest on CDARS® time accounts	—	—	2	—	7
Interest on other time accounts	231	235	224	466	456
Interest on FHLB and overnight borrowings	78	78	84	156	163
Interest on subordinated debentures	105	105	—	210	—
Total interest expense	582	610	425	1,192	859
Net interest income	17,874	17,894	14,305	35,768	29,101
Provision for loan losses	600	150	1,100	750	870
Net interest income after provision for loan losses	17,274	17,744	13,205	35,018	28,231
Non-interest income
Service charges on deposit accounts	528	556	515	1,084	1,036
Wealth Management and Trust Services	613	564	539	1,177	1,086
Debit card interchange fees	360	300	280	660	532
Merchant interchange fees	207	198	222	405	427
Earnings on Bank-owned life Insurance	211	213	186	424	587
Gain (loss) on sale of securities	97	(8)	—	89	—
Other income	352	393	202	745	382
Total non-interest income	2,368	2,216	1,944	4,584	4,050
Non-interest expense
Salaries and related benefits	6,232	6,930	5,430	13,162	10,728
Occupancy and equipment	1,329	1,334	1,052	2,663	2,125
Depreciation and amortization	403	416	353	819	689
Federal Deposit Insurance Corporation insurance	269	250	223	519	437
Data processing	748	1,360	696	2,108	1,245
Professional services	412	628	814	1,040	1,341
Other expense	2,064	1,925	1,851	3,989	3,549
Total non-interest expense	11,457	12,843	10,419	24,300	20,114
Income before provision for income taxes	8,185	7,117	4,730	15,302	12,167
Provision for income taxes	3,017	2,584	1,675	5,601	4,246
Net income	$5,168	$4,533	$3,055	$9,701	$7,921
Net income per common share:
Basic	$0.88	$0.77	$0.56	$1.65	$1.47
Diluted	$0.86	$0.76	$0.55	$1.62	$1.44
Weighted average shares used to compute net income per common share:
Basic	5,888	5,870	5,419	5,879	5,404
Diluted	5,993	5,980	5,509	5,987	5,498
Dividends declared per common share	$0.19	$0.19	$0.18	$0.38	$0.36
Comprehensive income:
Net income	$5,168	$4,533	$3,055	$9,701	$7,921
Other comprehensive income (loss)
Change in net unrealized gain (loss) on available-for-sale securities	976	1,415	(1,666)	2,391	(1,969)
Reclassification adjustment for loss on sale of available-for-sale securities included in net income	—	15	—	15	—
Net change in unrealized gain (loss) on available-for-sale securities, before tax	976	1,430	(1,666)	2,406	(1,969)
Deferred tax expense (benefit)	450	519	(700)	969	(826)
Other comprehensive income (loss), net of tax	526	911	(966)	1,437	(1,143)
Comprehensive income	$5,694	$5,444	$2,089	$11,138	$6,778

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	June 30, 2014			March 31, 2014			June 30, 2013
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$54,313	$37	0.27%	$85,750	$51	0.24%	$4,485	$3	0.26%
Investment securities [2,3]	350,938	2,208	2.52%	361,795	2,293	2.54%	266,774	1,452	2.18%
Loans [1,3,4]	1,303,363	16,597	5.04%	1,268,841	16,511	5.20%	1,070,333	13,537	5.00%
Total interest-earning assets [1]	1,708,614	18,842	4.36%	1,716,386	18,855	4.39%	1,341,592	14,992	4.42%
Cash and non-interest-bearing due from banks	41,739			41,793			27,331
Bank premises and equipment, net	9,228			9,088			9,313
Interest receivable and other assets, net	56,954			55,829			38,981
Total assets	$1,816,535			$1,823,096			$1,417,217
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$94,358	$26	0.11%	$127,098	$23	0.07%	$83,285	$12	0.06%
Savings accounts	120,071	11	0.04%	121,278	11	0.04%	95,083	8	0.03%
Money market accounts	504,597	131	0.10%	518,930	158	0.12%	410,823	95	0.09%
CDARS® time accounts	—	—	—%	36	—	—%	5,194	2	0.15%
Other time accounts	157,239	231	0.59%	160,942	235	0.59%	136,759	224	0.66%
FHLB borrowings [1]	15,000	78	2.07%	15,000	78	2.07%	27,785	84	1.20%
Subordinated debentures [1]	5,043	105	8.24%	4,988	105	8.58%	—	—	—%
Total interest-bearing liabilities	896,308	582	0.26%	948,272	610	0.26%	758,929	425	0.22%
Demand accounts	716,774			674,689			486,410
Interest payable and other liabilities	14,281			15,748			13,092
Stockholders' equity	189,172			184,387			158,786
Total liabilities & stockholders' equity	$1,816,535			$1,823,096			$1,417,217
Tax-equivalent net interest income/margin [1]		$18,260	4.23%		$18,244	4.25%		$14,567	4.30%
Reported net interest income/margin [1]		$17,874	4.14%		$17,894	4.17%		$14,305	4.21%
Tax-equivalent net interest rate spread			4.10%			4.13%			4.20%

	Six months ended			Six months ended
	June 30, 2014			June 30, 2013
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$69,945	$88	0.25%	$5,094	$11	0.43%
Investment securities [2,3]	356,336	4,501	2.53%	275,553	3,236	2.35%
Loans [1,3,4]	1,286,197	33,117	5.12%	1,066,665	27,346	5.10%
Total interest-earning assets [1]	1,712,478	37,706	4.38%	1,347,312	30,593	4.52%
Cash and non-interest-bearing due from banks	41,766			27,788
Bank premises and equipment, net	9,158			9,369
Interest receivable and other assets, net	56,395			38,440
Total assets	$1,819,797			$1,422,909
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$110,637	$49	0.09%	$106,205	$23	0.04%
Savings accounts	120,671	22	0.04%	95,818	16	0.03%
Money market accounts	511,743	289	0.11%	421,430	194	0.09%
CDARS® time accounts	—	—	—%	9,009	7	0.16%
Other time accounts	159,080	466	0.59%	138,496	456	0.66%
FHLB borrowings [1]	15,000	156	2.07%	23,175	163	1.40%
Subordinated debentures [1]	5,015	210	8.48%	—	—	—%
Total interest-bearing liabilities	922,146	1,192	0.26%	794,133	859	0.22%
Demand accounts	695,848			458,030
Interest payable and other liabilities	15,010			13,987
Stockholders' equity	186,793			156,759
Total liabilities & stockholders' equity	$1,819,797			$1,422,909
Tax-equivalent net interest income/margin [1]		$36,514	4.24%		$29,734	4.39%
Reported net interest income/margin [1]		$35,768	4.15%		$29,101	4.30%
Tax-equivalent net interest rate spread			4.12%			4.30%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 35 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.